Exhibit 10.1

January 7, 2008

Mr. Charles G. Davis

33 Beresford Road

Rose Bay, NSW, 2029

Dear Gerry:

On behalf of Heidrick & Struggles, Inc. (“HSII” or the “Company”), I am pleased to confirm the new terms of your employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars.

1.	Effective Date: The new terms of employment are effective as of January 1, 2009.

2.	Title: You will serve as Managing Partner, Global Practices reporting directly to the Chief Executive Officer.

3.	Location: On December 17, 2007 you were temporarily relocated from the Company’s Sydney office to its Hong Kong office. This relocation is not to exceed two years in duration. You will continue to be located temporarily in the Hong Kong office. However, it is now expected that you will move from Hong Kong to the United States as soon as you become eligible to work legally in the United States.

4.	Base Salary: You will receive a monthly salary of $58,833.33 (which is equivalent to $700,000.00 annually) payable in U.S. dollars at the end of each month.

5.	Management Incentive Plan (MIP) Participation. You will continue to participate in the MIP at the Tier I level.

6.	Management Bonus: Your 2009 target management bonus will be 100% of your base salary. The bonus is discretionary and is not earned until approved by the HSII Human Resources and Compensation Committee of the Board of Directors (“HRCC”). The bonus is only payable if you are employed by the Company on the date such bonus is paid.

7.	Sign-On Bonus: Within 30 business days of your execution of this Agreement, you will be paid a one-time cash sign-on bonus of $75,000.00.

8.	Relocation. The Heidrick & Struggles Relocation Program is intended to provide financial assistance to you and your family for your anticipated move to the United States. The relocation benefits outlined below comprise the sole and final relocation benefits package you will receive in conjunction with your move to the United States.

a.	Relocation Allowance – You will receive a one-time lump-sum relocation allowance of $225,000.00 within sixty days of your scheduled move to the United States. This allowance will not be grossed-up for tax purposes. This allowance will assist you with expenses incurred over the next one to three years resulting from your permanent relocation to the U.S. and that are not reimbursed within the parameters of the guidelines as outlined below.

b.	Rental Assistance – For 2009 only, the Company will pay for up to twelve (12) months of rental assistance for your housing not to exceed a total of net $72,000.00 (or $6,000.00 per month). This amount includes the period of time that you will be residing in Hong Kong in 2009.

c.	Shipment of Household Goods and Personal Effects – The Company will reimburse you for the cost of storing and/or moving your household goods not to exceed net $50,000.00 total. Costs will be reimbursed subject to the submission of supporting and approved invoices.

d.	Tax Assistance – The Company will provide you with tax preparation services through its external tax advisor for a period of no more than three years. All costs associated with these services will be limited to those necessary for the preparation of income tax returns. If you wish to engage a firm for personal consultation, the related fees will be at your own expense.

e.	Tax Gross-Ups – The Company will provide tax gross up assistance for all approved, non-deductible IRS qualified relocation-related expenses. Reimbursement shall be made upon your submission of paid receipts, as approved by the Chief Executive Officer, to Chicago Human Resources, Attention: Caroline C. Werner.

If you resign from the Company for any reason or you are terminated by the Company for “Cause” as defined herein, you will reimburse the Company within fifteen (15) business days following your termination date for all relocation expenses incurred in connection with your move to the U.S. including tax gross-ups (reduced on a pro-rated basis by one twenty-fourth per full month since the Effective Date). Further, you authorize us to deduct and/or offset that amount from any compensation or other sums that may be due to you at that time, and you will repay the balance after such deduction of the money remaining due to the Company. The foregoing repayment obligation shall not apply in the event that you resign from the Company for “good reason” following a “change in control” (as both terms are defined in the Company’s Change in Control Severance Plan).

8.

Benefits: You will be eligible to participate in the Company’s benefit programs to the same extent as other employees at your level. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, flexible spending accounts, the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan, and the Deferred Compensation Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

9.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

10.	Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically.

11.	Termination of Employment:

a.	Employment At Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination.

b.	No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

c.	Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the “Termination Date”), and any other amounts required by law. You will also be entitled to participate in the Change in Control Severance Plan as a Tier I executive and Section 16(b) Officer as well as the Management Severance Pay Plan as a Tier I executive, as such plans may be modified or amended from time to time. Currently, the Change in Control Severance Plan provides for a severance benefit equal to two times your Base Salary plus two times your Management Bonus target in the event of a change in control and termination as defined under the Plan. Currently, the Management Severance Pay Plan provides for a severance benefit equal to your Base Salary plus your Management Bonus target in the event of a termination without cause by the Company as defined under the Plan.

d.

Definition of Cause: For purposes of this Agreement, “Cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your conviction for a felony; (iii) your material violation or breach of any provision of this Agreement; (iv) your unauthorized use or disclosure of confidential information pertaining to the Company’s business; (v) your engagement in conduct causing demonstrable injury to the Company or its reputation; (vi) your unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company, or to abide by the Company’s policies for the operation of its business, and the continuation thereof after the receipt by you of written notice from the Company; (vii) your illegal use of drugs or use of alcohol or intoxication on work premises, during working time, or which interferes with the performance of your duties and obligations on behalf of the Company; or (viii) your death or Disability, as hereinafter defined. For purposes of this Agreement, “Disability” shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, as a result of physical or mental illness or injury.

e.	Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

12.	Confidentiality: In the course of your employment with the Company you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

13.

Non-Solicitation/Non-Competition. Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company, either unilaterally by you or by the Company for Cause, you shall not (i) become engaged in or otherwise become interested in a role that provides or intends to provide similar services in the geographical area which you are serving currently; (ii) directly or indirectly solicit or assist any other person in soliciting any client of the Company with whom you had direct professional contact during the twelve (12) months immediately prior to the termination of your employment with the Company and during which you learned confidential information, or whose account you oversaw during your employment with the Company; (iii) directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or (iv) hire or assist another in hiring any employee of the Company or its affiliates who potentially possesses the Company or its Affiliate’s Confidential Information for a position where the employee’s knowledge of such information might be relevant. The provisions of this Section 14 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans. In the case of a discrepancy between this Section and any such restrictive covenant, the more restrictive language will apply.

14.	Other Legal Matters:

a.	No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

b.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

c.	Applicable Legal Standards: You will be an employee of the Company’s United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

d.

Arbitration: Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. This Agreement shall be governed by the laws of the United States of America and the State of Illinois without regard to any conflict of law provisions of any jurisdiction. You and the Company hereby waive the right to pursue any claims relating to this Agreement, to your employment or to the termination thereof, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law.

You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any Claim brought to arbitration hereunder, both you and the Company shall be entitled to recover whatever damages would otherwise be available to you/it in any legal proceeding based upon the federal and/or state law applicable to the Claim, except that parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with presenting their cases, other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by you, on the one hand, and one-half by the Company, on the other hand. Should either party pursue any dispute or matter covered by this section by any method other than said arbitration, then the other party shall be entitled to recover all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section shall survive the termination and/or expiration of this Agreement.

e.	Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address by certified mail or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.

f.	Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter.

g.	Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

h.	Survival of Provisions: The provisions of Sections 11 (b) and (c) and 12 through 14 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

Gerry, I wish you all the best in your new role.

Sincerely,

L. Kevin Kelly

Chief Executive Officer

I hereby accept the terms and conditions of employment outlined in this Agreement.

Charles G. Davis	Date

Copy:

Stephen Beard, Vice President, Deputy General Counsel

Josée Wilson, Director, Global Compensation

Caroline Werner, Director, Human Resources – North America